UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 13, 2026
Date of Report (Date of earliest event reported)

 FUNKO, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38274	35-2593276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2802 Wetmore Avenue
Everett, Washington 98201
(Address of Principal Executive Offices) (Zip Code)

(425) 783-3616
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	FNKO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 13, 2026, Funko Acquisition Holdings, L.L.C. (the “Company”), a subsidiary of Funko, Inc., and certain of the Company’s material domestic subsidiaries (collectively, the “Credit Agreement Parties”) entered into an amendment (the “Fifth Amendment”) with the lenders party to the Existing Credit Agreement (as defined below) and JPMorgan Chase Bank, N.A. as administrative agent (“JPM”).
The Fifth Amendment amends the Credit Agreement, dated as of September 17, 2021 (as previously amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time including on April 26, 2022, July 29, 2022, February 28, 2023 and July 16, 2025, the “Existing Credit Agreement” and, the Existing Credit Agreement as amended by the Fifth Amendment, the “Amended Credit Agreement”), among the Credit Agreement Parties, certain financial institutions party thereto and JPM.
The Fifth Amendment, among other things, amends the Existing Credit Agreement to (i) extend the maturity date of the loans from September 17, 2026 to December 31, 2027, (ii) amend the financial covenants applicable to the Company and its subsidiaries to, among other things, (a) waive the minimum fixed charge coverage ratio financial covenant for the fiscal quarter ended December 31, 2025 and the fiscal quarters ending March 31, 2026 and June 30, 2026, (b) provide the Company additional cushion with respect to the minimum fixed charge coverage ratio financial covenant for the fiscal quarters ending September 30, 2026, December 31, 2026 and March 31, 2027 relative to the minimum fixed charge coverage ratio covenant set forth in the Existing Credit Agreement, (c) introduce a minimum EBITDA covenant for the six-month period ending June 30, 2026, (d) waive the maximum net leverage ratio covenant for the fiscal quarter ended December 31, 2025 and the fiscal quarters ending March 31, 2026, June 30, 2026 and September 30, 2026 and (e) subject to certain usage restrictions, permit the Company to forego testing of certain financial covenants for any test period (to the extent required to be tested in such test period) if the Company makes a voluntary prepayment of the loans in an amount not less than $10 million prior to the delivery of a compliance certificate for such test period; and (iii) remove the 10 basis points credit spread adjustment applicable to SOFR loans.
The Fifth Amendment also includes certain other modifications, including (i) increasing the applicable margin on all outstanding loans to 450 basis points effective on the closing date of the Fifth Amendment, with subsequent increases to the applicable margin as set forth in the Amended Credit Agreement; (ii) modifying the amortization payment on the term loans and requiring amortization payments on the outstanding revolving loans, with each such amortization payment in respect of the outstanding revolving loans permanently reducing the revolving commitments; (iii) requiring quarterly mandatory prepayment of the revolving loans with cash (subject to certain exceptions) and cash equivalents in excess of $50 million, with each such prepayment permanently reducing the revolving commitments; (iv) modifying certain financial reporting obligations of the Company and adding certain new affirmative covenants applicable to the Company and its subsidiaries; and (v) adding certain additional events of default.
The description of the Fifth Amendment contained herein does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the Fifth Amendment which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits:

Exhibit No.	Description
10.1+
Amendment No. 5, dated as of February 13, 2026, by and among Funko Acquisition Holdings, L.L.C., the subsidiary borrowers party thereto, the consenting lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
 + The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5)(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2026	FUNKO, INC.

By:	/s/ Tracy D. Daw
Tracy D. Daw
Chief Legal Officer and Secretary